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CIGNA Corporation

One Libert Place
1650 Market Street
P. O. Box 7716
Philadelphia, PA  19192-1550
(215) 761-6001                                               LOGO


Wilson H. Taylor
Chairman and Chief Executive Officer



February 9, 1993




Mr. Gerald A. Isom
4421 Alta Tupelo Drive
Calabasas, CA 91302


Dear Gerry,

It is a pleasure to confirm my offer of employment to you for the position of President, Domestic Property and Casualty Division, reporting to me.

Compensation opportunity for this position includes:

.    Salary,  paid  bi-weekly, at a  pretax  annualized  rate  of
     $475,000.    The  salary range for your job is  $350,000  to
     $580,000. You will receive annual consideration for salary increases.

. Signing bonus of $50,000 to be paid within the first month after your start date.

. Target bonus opportunity of $255,000 for the 1993 performance year. Bonus amounts can vary from 0 to 200% of target based on performance during a calendar year. Bonuses are typically paid in the first quarter of the year following the performance period and are not considered earned until the date paid. Your earned bonus for the 1993 performance year is guaranteed at $150,000 or greater dependent upon performance.

. Performance units, under the Strategic Performance Plan, will be awarded to you in 1993. Unit values are determined at the end of a three-year performance period. The target for the award is $210,000, to be valued based on CIGNA's returns over the 1993-1995 period and to be paid in the first quarter of 1996. In addition, you will be given two transition awards, each with a target of $210,000 and payable in 1994 and 1995. These awards are not considered earned until the date paid.






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February 9, 1993
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.    Stock grants are made  annually in the first  quarter.  Half of the value is in the form of restricted stock (RSGS) and half in options. RSGs vest after five years. During the vesting period, dividends, and interest on those dividends, will accrue. Half of the options are exercisable after one year, and the remaining half, after two years. Options have a 10 year exercise period. The target value of the stock award for your grade is $150,000 and your first regular grant will be in 1994.

This year the Board of Directors will award you two special stock grants: (1) a 20,000 share option grant, target value $300,000, and (2) a restricted stock grant, approximately equal to $150,000. Both grants will conform to the guidelines in our current stock program described in the previous paragraph.

. Your base salary rate is guaranteed for three years from your start date. If your employment is terminated involuntarily, except for gross misconduct, you will receive a payment equal to the remaining guaranteed salary you would have been paid through the three-year period.

The executive compensation program elements described here -- bonus, stock, performance units -- are those of our current program and may be subject to modification or enhancement by the Board of Directors. As an executive of the company, you will be eligible for any future program changes.

You will also be eligible for CIGNA's comprehensive employee benefits program, including the defined benefit pension plan and, after one year, the 401(k) savings plan. Under this plan, CIGNA will match your contributions, up to the first 6% of your salary and bonus, at the rate of 50 cents on the dollar - for a maximum match of 3% of your eligible earnings.

Beginning in 1994 and each year of your employment thereafter, we will provide a retirement supplement equal to $100,000. This supplement is in addition to our nornal defined benefit plan. Because the form of this supplement and its payout can have varying tax implications for you, we want your involvement in the determination of its final structure. Therefore, once you have joined us, Gerald Meyn, Vice-President, Benefits, will discuss the alternatives with you before finalizing the pension supplement.

You will also receive relocation support, including payment of closing costs on the sale of your existing home, home finding and final trip expenses, and movement of your household goods to the Philadelphia area. We will also provide a monthly housing subsidy

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February 9, 1993
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for you in the Philadelphia area of $3,000 for a period up to  12
months.   Upon  the  purchase of a new home,  closing  costs,  as
defined in our policy, will be reimbursed. At that time, a settling-in allowance of $10,000 will also be paid. Because the majority of these payments will be income to you, we will provide tax gross-up according to the terms of our relocation policy. Payment of closing costs on both homes is available up to two years.

Gerry, I'm personally delighted to have you join the CIGNA management team and I am looking forward to working with you.

Sincerely,


/s/ Bill





Please indicate your acceptance of our offer by signing below and returning a copy to me.

     Acceptance: /s/ Gerald A. Isom

     Date:       2/10/93